UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/23/2009

VISTAPRINT N.V.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51539

The Netherlands	98-0417483
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Hudsonweg 8
5928 LW Venlo
The Netherlands
(Address of principal executive offices, including zip code)

31 (0)77 8507700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 23, 2009, Vistaprint N.V. ("we," "us" or "Vistaprint") entered into an Amended and Restated Executive Retention Agreement with each of our executive officers, who are Robert Keane, our President, Chief Executive Officer and Chairman of our Management Board; Michael Giannetto, our Executive Vice President and Chief Financial Officer; Wendy Cebula, our President, Vistaprint North America; and Janet Holian, our President, Vistaprint Europe (each a "Retention Agreement" and collectively the "Retention Agreements"). These Retention Agreements replace the executive officers' previous executive retention agreements. Below is a summary of the material provisions of the Retention Agreements; this summary is qualified in its entirety by reference to the full Retention Agreements, which we expect to file as exhibits to our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2009.

Under the Retention Agreements, if we terminate an executive officer's employment without cause (as defined in the Retention Agreements) or the executive terminates his or her employment for good reason (as defined in the Retention Agreements) before a change in control of Vistaprint or within one year after a change in control (as defined in the Retention Agreements), then the executive officer is entitled to receive:

* a lump sum severance payment equal to two years' salary and bonus, in the case of Mr. Keane, or one year's salary and bonus, in the case of Ms. Cebula, Mr. Giannetto and Ms. Holian, based on the executive's then current base salary and the greater of (1) the target bonus for the then current fiscal year, or (2) the target bonus for the then current fiscal year multiplied by the average actual bonus payout percentage for the previous three fiscal years;

* with respect to any outstanding annual incentive award under our Performance Incentive Plan for Covered Employees, a pro rata portion, based on the number of days from the beginning of the then current fiscal year until the date of termination, of his or her target incentive for the fiscal year multiplied by the average actual payout percentage for the previous two fiscal years, up to a maximum, if there is no change in control of Vistaprint during the fiscal year, of the amount of annual incentive that the executive would have received had he or she remained employed by Vistaprint through the end of the fiscal year;

* with respect to any outstanding multi-year award under our Performance Incentive Plan for Covered Employees, a pro rata portion, based on the number of days from the beginning of the then current performance period until the date of termination, of his or her mid-range target incentive for the then current performance period multiplied by the average actual payout percentage for the previous two fiscal years, up to a maximum, if there is no change in control of Vistaprint during the applicable performance period, of the amount of incentive for the performance period that the executive would have received had he or she remained employed by Vistaprint through the end of the performance period; and

* the continuation of all other employment-related benefits for two years after the termination, in the case of Mr. Keane, or one year after the termination, in the case of our other three executive officers.

    The Retention Agreements also provide that, upon a change in control of Vistaprint, all equity awards granted to each executive officer will accelerate and become fully vested; each executive officer's multi-year incentive awards under our Performance Incentive Plan for Covered Employees will accelerate such that the executive will receive the mid-range target bonus for the then current performance period and each performance period after the change in control; and each executive officer will receive a pro rata portion, based on the number of days in the fiscal year before the change in control, of his or her target annual incentive award for that fiscal year. In addition, if after a change in control Vistaprint's successor terminates the executive officer without cause, or the executive terminates his or her employment for good reason (as defined in the Retention Agreements), then each of the executive officer's equity awards remains exercisable until the earlier of one year after termination or the original expiration date of the award. If an executive officer is required to pay any excise tax pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, as a result of compensation payments made to him or her, or benefits obtained by him or her (including the acceleration of equity awards) resulting from a change in ownership or control of Vistaprint, we are required to pay the executive officer an amount (a "Gross-up Payment") equal to the amount of such excise tax plus any additional taxes attributable to such Gross-up Payment. However, if reducing the executive officer's compensation payments by up to $50,000 would eliminate the requirement to pay an excise tax under Section 280G of the Internal Revenue Code, then Vistaprint has the right to reduce the payment by up to $50,000 to avoid triggering the excise tax and thus avoid providing Gross-up Payments to the executive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTAPRINT N.V.

Date: October 28, 2009	By:	/s/ Michael Giannetto
Michael Giannetto
Executive Vice President and Chief Financial Officer